Exhibit 99.1

BGC Partners Reports Second Quarter 2016 Financial Results

Declares Quarterly Dividend of 16 Cents

Conference Call to Discuss Results Scheduled for 10:30 AM ET Today

NEW YORK, NY – July 28, 2016 - BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners” or “BGC” or “the Company”), a leading global brokerage company servicing the financial and real estate markets, today reported its financial results for the quarter ended June 30, 2016. Unless otherwise stated, the financial results and other metrics for the Company’s division, GFI Group Inc. (“GFI Group” or “GFI”), are consolidated with those of BGC for all periods from February 27, 2015 onward.

Select Results Compared to the Year-Earlier Period

Highlights of Consolidated Results (USD millions)	2Q16	2Q15	Change
Revenues under both U.S. Generally Accepted Accounting Principles (“GAAP”) and Distributable Earnings[1]	$652.0	$669.1	(2.6)%
GAAP income from operations before income taxes and noncontrolling interest in subsidiaries	31.1	17.3	79.9%
GAAP net income for fully diluted shares	25.4	13.3	91.3%
Pre-tax distributable earnings before noncontrolling interest in subsidiaries and taxes[2]	93.9	88.0	6.7%
Post-tax distributable earnings to fully diluted shareholders	80.1	70.7	13.2%
Adjusted EBITDA[3]	106.7	109.1	(2.1)%

Per Share Results	2Q16	2Q15	Change
GAAP net income per fully diluted share	$0.06	$0.04	50.0%
Pre-tax distributable earnings per share	0.22	0.24	(8.3)%
Post-tax distributable earnings per share	0.19	0.19	0.0%

The Company now presents revenues for distributable earnings consistently with revenues recorded under GAAP. The Nasdaq earn-out, which had previously been recorded as “other revenues” for distributable earnings, is now recognized as “other income” under both methodologies. This change had no impact on GAAP results, and no impact on pre-tax or post-tax distributable earnings, although it increased margins and decreased revenues for distributable earnings. BGC’s distributable earnings revenues for the second quarter of 2016 would have been $21.7 million higher, and above the mid-point of the range of its previously stated guidance, but for this change in presentation.4 In the year earlier period, revenues for distributable earning would have been $15.5 million higher. In addition, second quarter 2016 revenues were reduced by the sale of Trayport in December of 2015. Trayport generated $17.8 million of net revenues in the second quarter of 2015.5

[1]	See sections of this document including “Distributable Earnings Defined”, “Differences Between Consolidated Results for Distributable Earnings and GAAP”, and “Reconciliation of GAAP Income (loss) to Distributable Earnings” for the complete and revised definition of these non-GAAP terms and how, when and why management uses them, as well as for the differences between results under GAAP and distributable earnings for the periods discussed in this document.
[2]	Non-cash charges related to the amortization of intangibles with respect to acquisitions and certain compensation charges related primarily to the non-cash amortization of employee forgivable loans for certain GFI employees granted or committed to prior to the closing of the GFI back-end merger in January of 2016 are excluded from the calculation of pre-tax distributable earnings. These exclusions had previously only applied prospectively from the first quarter of 2016 onward, but will now also apply to prior periods. This increased pre- and post-tax distributable earnings for the second quarter of 2015 in both of the segments and on a consolidated basis, but did not impact GAAP results.
[3]	See the sections of this document titled “Adjusted EBITDA Defined” and “Reconciliation of GAAP Income (loss) to Adjusted EBITDA” for more on this topic.
[4]	The difference between GAAP and non-GAAP revenues was primarily due to the Nasdaq earn-out, but the difference included other items.
[5]	Trayport was sold to Intercontinental Exchange, Inc. (“ICE”) for approximately 2.5 million ICE common shares, which were worth $650 million, which was adjusted at closing, in December of 2015.

Management Comments

“Our post-tax earnings6 were up year-on-year for the sixth consecutive quarter”, said Howard W. Lutnick, Chairman and Chief Executive Officer of BGC. “Our continuing improvement in profitability was driven by ongoing synergies with GFI, the growth of our Real Estate Services company Newmark Grubb Knight Frank,7 and the continuing strength of our high-margin fully electronic FENICS8 business. We expect our revenues and earnings to grow over time as we continue to invest the $650 million in proceeds from the sale of Trayport and to reap the benefits from our recent acquisitions and front-office hires.

“I am happy to report that our board declared a 16 cent qualified dividend for the second quarter, which is unchanged sequentially, but represents an increase of 14.3 percent year-on-year. At yesterday’s closing stock price, this translates into a 7.0 percent annualized yield. In addition to our strong liquidity position, we expect to receive over $840 million in additional Nasdaq stock over time, which is not yet reflected on our balance sheet.”9

Shaun D. Lynn, President of BGC, said: “Our Financial Services margins expanded, despite the sale of Trayport, which had pre-tax margins of nearly 45 percent.10 We generated 26 percent year-on-year organic growth from our data, software, and post-trade businesses, as well as solid organic growth from our desks in energy, commodities, and credit. Our profitability in the segment continues to improve largely because of the ongoing strength of our high-margin FENICS platform, which increased its quarterly top line by 6 percent compared with a year earlier.

“We produced strong organic growth from our fully electronic credit and rates businesses during the quarter. As we’ve continued to migrate hybrid and voice desks onto our FENICS platform, we generated 25 percent of overall quarterly credit revenue from fully electronic brokerage, which is more than triple the percentage three years ago. We have also further expanded the FENICS customer base beyond our traditional large bank clients in fully electronic credit and rates products. Over the next few quarters, we expect to increase both the number of e-brokered products we offer as well as the quantity and type of clients we service across a number of cash and derivatives products in various asset classes. We believe that the combination of new regulations, increased capital requirements, and investor demand for liquidity will drive further business onto our high-margin FENICS businesses over time.”

Mr. Lynn concluded: “We recently announced an agreement to acquire Sunrise Brokers Group, a privately owned financial brokerage with a leading reputation in worldwide equity derivatives. Based in London, and with offices in New York and Hong Kong, Sunrise was voted overall “Number One Equity Products Broker of the Year” by Risk Magazine for the past nine years, and the top broker in “Equity Exotic Derivatives” for 13 years running. Sunrise has approximately 135 brokers, generated approximately $90 million in revenues in 2015, and has grown its revenues and profits for each of the last three years. We expect the transaction to be immediately accretive to BGC’s earnings per share, and to close by the end of the year, subject to the customary approvals.”

[6]	GAAP net income for fully diluted shares have increased year-on-year for six quarters in a row while post-tax distributable earnings to fully diluted shareholders has increased year-on-year for eight consecutive quarters.
[7]	“NGKF” and the Company’s Real Estate Services segment are used interchangeably with “Newmark Grubb Knight Frank”.
[8]	For the purposes of this document, all of the Company’s fully electronic businesses in the Financial Services segment may be referred to interchangeably as “FENICS”. This includes fees from fully electronic brokerage, as well as data, software, and post-trade services (formerly known as “market data and software solutions”) across both BGC and GFI. FENICS results do not include those of Trayport.
[9]	See the “Consolidated Balance Sheet” and “Liquidity Defined” sections of this document for the items that make up liquidity. On June 28, 2013, BGC sold its fully electronic trading platform for benchmark U.S. Treasury Notes and Bonds to Nasdaq, Inc. (NASDAQ: NDAQ or “Nasdaq”.) For the purposes of this document, the assets sold may be referred to as “eSpeed”. The value of the 11.9 million shares yet to be received, and as discussed in this document, is based on NDAQ’s closing price on July 27, 2016. These shares are expected to be received ratably over the next approximately 12 years.
[10]	For the trailing twelve months ended September 30, 2015.

Barry M. Gosin, Chief Executive Officer of Newmark Grubb Knight Frank, added: “NGKF’s revenues increased by 6 percent to $254 million. This improvement was led by an almost entirely organic 35 percent increase in revenues from higher-margin real estate capital markets brokerage. We believe that we gained significant market share in capital markets, as we easily outpaced relevant industry metrics.

“During the quarter, we acquired the CRE Group, a real estate services provider focused on project management, construction management, and LEED11 consulting. We expect this addition to bolster our existing national program management platform as part of the Global Corporate Services business. We also continued to hire many industry-leading brokers and other revenue-generating professionals. Historically, newly hired commercial real estate brokers tend to achieve dramatically higher productivity in their second year with the Company, although we incur related expenses immediately. As our recently-hired brokers get up to full speed, we expect NGKF’s revenue and earnings to improve in the second half of 2016.”

Mr. Gosin concluded: “Although we believe that industry-wide brokerage activity was challenged in the U.S. for the first half of the year, we continue to expect our Real Estate Services top-line growth to dramatically outperform that of the overall industry for full year 2016.”

Dividend Information

On July 26, 2016, BGC Partners’ Board of Directors declared a quarterly qualified cash dividend of $0.16 per share payable on September 1, 2016 to Class A and Class B common stockholders of record as of August 18, 2016. The ex-dividend date will be August 16, 2016.

Discussion of Financial Results

Unless otherwise stated, all results provided in this document compare the second quarter of 2016 with the year-earlier period. With respect to BGC’s consolidated financial results, for the period from February 27, 2015, to April 28, 2015, approximately 44 percent of GFI’s post-tax earnings were attributable to non-controlling interest in subsidiaries, while the remaining approximately 56 percent were attributable to BGC’s fully diluted shares. From April 29, 2015 through January 11, 2016, approximately 67 percent of GFI’s post-tax earnings were attributable to BGC’s fully diluted shares. From January 12, 2016 forward, 100 percent of GFI’s post-tax earnings are attributable to BGC’s fully diluted shares.

Certain items have been presented within this document in order to reflect the current approach and to show results on a consistent basis across periods. The current presentation had no impact on consolidated revenues or earnings for GAAP, and would either leave essentially unchanged or increase consolidated pre-tax distributable earnings for the current and prior periods. Certain numbers in the tables throughout this document may not sum due to rounding. See the tables towards the end of this document titled “Segment Disclosure” for additional information on both Real Estate Services and Financial Services, as well as on Corporate Items, which are shown separately from the following segment results.

Readers should note that additional information previously contained in this quarterly document is now available in the accompanying quarterly earnings presentation. This presentation can be found at http://ir.bgcpartners.com.

[11]	Leadership in Energy and Environmental Design is an ecology-oriented building certification program run under the auspices of the U.S. Green Building Council.

Financial Services Results

Industry-wide, wholesale financial brokers tend to be seasonally strongest in the first calendar quarter of the year in terms of revenues and profitability, sequentially slower in each of the next two quarters, and then slowest in the fourth calendar quarter. As a result of the sale of Trayport, its revenues, net of intra-company eliminations, are shown separately in the below tables, while its results are excluded from those of BGC’s fully electronic businesses.

Items related to the Nasdaq earn-out are now recognized as part of “other income”, rather than as revenues, in the Financial Services segment for both distributable earnings and GAAP. The earn-out and any gains or losses with respect to related mark-to-market movements and/or hedging will continue to be pro-rated over four quarters as “other income” for distributable earnings. This change in presentation does not have any impact on pre-tax distributable earnings for any period and does not affect GAAP segment results, although it increases Financial Services margins, all else equal. Certain brokerage desks have been reclassified by asset class for both periods, which had no impact on overall brokerage revenues or on earnings for the segment.

Financial Services Results (USD millions)	2Q16	2Q15	Change
Rates revenues	$120.7	$126.8	(4.8)%
Foreign exchange revenues	76.8	86.0	(10.6)%
Credit revenues	77.3	73.8	4.8%
Energy and commodities revenues	57.3	54.8	4.5%
Equities and other asset classes revenues	45.6	50.3	(9.4)%

Total brokerage revenues	377.7	391.8	(3.6)%
Data, software, and post-trade, excluding Trayport and net of intra-company eliminations	12.4	9.9	26.1%
Trayport revenues, net of intra-company eliminations	—	17.8	(100.0)%
Interest, fees from related parties, and other revenue[12]	0.7	2.3	(67.4)%

Total revenues	390.9	421.7	(7.3)%

GAAP income from operations before taxes	52.9	53.0	(0.1)%
GAAP income from operations before taxes as a percent of revenues	13.5%	12.6%

Pre-tax distributable earnings	83.0	78.6	5.6%
Pre-tax distributable earnings as a percent of revenues	21.2%	18.6%

Overall revenues for Financial Services declined primarily due to the sale of Trayport. While the Company’s fully electronic rates revenues increased, BGC’s overall rates revenues declined largely due to industry-wide declines in wholesale market activity across certain cash and derivatives markets. BGC expects growth from its FENICS rates platform to drive overall rates revenues higher in the second half of the year. The increase in credit revenues was driven largely by a double-digit percentage improvement from BGC’s fully electronic business. Revenue changes for the other three Financial Services brokerage business lines generally reflected industry-wide trends in activity for each respective asset class.

In the following table, results for FENICS are broken out from the above Financial Services results.

[12]	Financial Services other revenues for distributable earnings in the second quarter of 2016 and 2015 would have been $21.6 million and $13.3 million, higher, respectively, but for the change in how BGC presents its non-GAAP results, mainly with respect to the Nasdaq earn-out. This change had no impact on segment pre-tax distributable earnings and therefore increased non-GAAP segment margins.

FENICS Results in Financial Services (Excludes Trayport) (USD millions)	2Q16	2Q15	Change
Total fully electronic brokerage revenues	41.1	40.8	0.7%
Data, software, and post-trade, excluding Trayport	12.4	9.9	26.1%
Data, software, and post-trade revenues (inter-company)[13]	13.7	13.0	5.2%
Total FENICS revenues	67.2	63.7	5.5%

FENICS GAAP income from operations before taxes	30.5	25.7	18.6%
FENICS GAAP income from operations before taxes as a percent of fully electronic revenues	45.4%	40.4%

FENICS pre-tax distributable earnings	32.4	27.2	19.0%
FENICS pre-tax distributable earnings as a percent of fully electronic revenues	48.2%	42.7%

Real Estate Services Results

NGKF’s real estate capital markets revenues grew during the quarter largely due to recent new hires ramping up their productivity. Industry-wide, commercial real estate brokers tend to be seasonally slowest in the first calendar quarter of the year in terms of revenues and profitability, sequentially stronger in each of the next two quarters, and then strongest in the fourth calendar quarter.

Real Estate Services Results (USD millions)[14]	2Q16	2Q15	Change
Leasing and other services revenues	$124.6	$130.2	(4.4)%
Real estate capital markets revenues	82.7	61.2	35.2%

Total real estate brokerage revenues	207.3	191.4	8.3%
Management services	45.5	46.5	(2.1)%
Interest and other revenue	0.9	0.8	21.9%

Total revenues	253.8	238.7	6.3%

GAAP income from operations before taxes	24.7	27.0	(8.5)%
GAAP income from operations before taxes as a percent of revenues	9.7%	11.3%

Pre-tax distributable earnings	25.5	29.8	(14.6)%
Pre-tax distributable earnings as a percent of revenues	10.0%	12.5%

Consolidated Expenses

The Company anticipates expenses for distributable earnings to decline as a percentage of revenues, all else equal. BGC had previously stated a target of $100 million in annualized cost synergies related to GFI. The Company now expects to achieve an additional $25 million in savings, bringing the total expected annualized reduction in expenses to $125 million by the end of 2016.15

Because the Nasdaq earn-out and related items are now recorded as part of other income for both GAAP and distributable earnings, rather than as revenues, expenses for distributable earnings increased as a percentage of revenues for both periods. As there is no cost associated with the earn-out, this change in presentation had no impact on distributable earnings, and increased distributable earnings margins, all else equal.

[13]	Previously called “Technology services (inter-company)”.
[14]	NGKF’s brokerage revenues are now reported in a consistent manner for GAAP and distributable earnings for all periods. The collection of cash representing the acquisition date fair value of certain receivables had previously been included as part of segment revenues for distributable earnings, and the associated compensation charges had been recorded as distributable earnings expenses. This change in how results are presented had an immaterial impact on pre-tax distributable earnings for the periods discussed herein. Revenues for distributable earnings would have been $0.2 million and $1.3 million higher, respectively, in the second quarter of 2016 and 2015 but for this change in presentation, while pre-tax distributable earnings would have been $0.2 million and $0.5 million higher for the same periods.
[15]	This $125 million figure excludes expenses related to Trayport, as well as the impact of any acquisitions or net increase in front office headcount due to hires made or completed after the second quarter of 2015. As discussed in the section titled “Distributable Earnings Defined”, the Company does not provide an outlook for GAAP items, including expenses, because they can be difficult to predict without making unreasonable efforts.

Consolidated Expenses (USD millions)	2Q16	2Q15	Change
Compensation and employee benefits under GAAP	$418.6	$431.3	(2.9)%
GAAP allocations of net income and grant of exchangeability to limited partnership units and FPUs	41.0	26.2	56.4%
Non-compensation expenses under GAAP	171.8	197.4	(13.0)%
Total expenses under GAAP	631.4	654.9	(3.6)%
Compensation and employee benefits as a percent of revenues under GAAP	64.2%	64.5%
Non-compensation expenses as a percent of GAAP revenues	26.3%	29.5%

Compensation and employee benefits for distributable earnings	415.0	419.8	(1.2)%
Non-compensation expenses for distributable earnings	164.7	175.5	(6.2)%
Total expenses for distributable earnings	579.6	595.3	(2.6)%
Compensation and employee benefits as a percent of revenues for distributable earnings	63.6%	62.7%
Non-compensation expenses as a percent of revenues for distributable earnings	25.3%	26.2%

Taxes and Noncontrolling Interest

The Company’s GAAP net income attributable to noncontrolling interest in subsidiaries was $4.8 million compared with
$5.7 million in the second quarter of 2016 and 2015, respectively. BGC’s distributable earnings (loss) attributable to noncontrolling interest in subsidiaries16 was $(0.4) million compared with $4.1 million in the second quarter of 2016 and 2015, respectively. For the second quarter of 2016 and 2015, BGC’s provision for income taxes under GAAP was $10.5 million compared with $2.3 million, respectively, while the Company’s provision for income taxes for distributable earnings was $14.3 million compared with $13.2 million, respectively.

Consolidated Share Count

BGC had a fully diluted weighted-average share count of 437.3 million in the second quarter of 2016 for both GAAP and distributable earnings. A year earlier, the Company’s fully diluted share count was 366.8 million under GAAP and 386.5 million for distributable earnings. The GAAP share count was lower in the year-ago quarter because it excluded certain share equivalents in order to avoid anti-dilution.

The share count for both GAAP and distributable earnings increased year-on-year due to the 23.5 million shares issued related to the GFI back-end merger, as well as to shares issued with respect to various other acquisitions, front-office hires, employee equity-based compensation, and general corporate purposes. This was partially offset by the redemption and/or repurchase of 8.5 million shares and/or units, net, at a cost to BGC of $74.5 million, or $8.73 per share or unit during the first half of 2016.

As of June 30, 2016, the Company’s fully diluted share count was 440.4 million, assuming conversion of BGC’s 4.5 percent Convertible Senior Notes into 16.3 million shares. Subsequent to quarter end, these Convertible Senior Notes matured and were retired for $159.9 million in cash and approximately 7,000 shares of BGC’s Class A common stock, thus reducing the fully diluted share count by just under 16.3 million.

Consolidated Balance Sheet

The Company’s balance sheet consolidates that of GFI, and reflects the impact of acquisition accounting across various line items.

[16]	This represents the noncontrolling interest allocation associated with the joint ownership of BGC’s administrative services company (Tower Bridge), GFI Group Inc., and certain NGKF affiliated entities.

As of June 30, 2016, the Company’s “cash and cash equivalents” were $427.6 million, while its liquidity, which it defines as “cash and cash equivalents”, “marketable securities”, “securities owned”, held for liquidity purposes, less “securities loaned”, was $899.1 million.17 For the same period, BGC’s notes payable and collateralized borrowings were $1,132.2 million; book value per common share was $3.07 and total capital, which BGC Partners defines as “redeemable partnership interest”, “noncontrolling interest in subsidiaries”, and “total stockholders’ equity”, was $1,208.0 million.

In comparison, as of December 31, 2015, the Company’s “cash and cash equivalents” were $461.2 million; liquidity was $1,026.1 million; notes payable and collateralized borrowings were $840.9 million; book value per common share was $2.56; and total capital was $1,299.7 million.

The decrease in BGC’s cash and liquidity since year-end 2015 was primarily related to the $111.2 million used with respect to the GFI back-end merger and related transactions; the redemption and/or repurchase of 8.5 million shares and/or units, net, at a cost to BGC of $74.5 million or $8.73 per share; ordinary changes in working capital; and cash used to pay previously accrued year-end taxes and employee bonuses. The Company also continues to invest significant amounts with regard to new front-office hires in Real Estate Services. These items were partially offset by net proceeds from BGC’s recent offering of $300 million aggregate principal amount of 5.125% Senior Notes due May 27, 2021.

The Company’s balance sheet does not yet reflect the anticipated receipt of more than $840 million worth of additional Nasdaq stock over time, because these shares are contingent upon Nasdaq generating at least $25 million in gross revenues annually. Nasdaq has recorded more than $1.5 billion in gross revenues for each of the last 10 calendar years and generated gross revenues of approximately $3.4 billion in 2015.

Outlook18

•	BGC anticipates third quarter of 2016 revenues of between $655 million and $695 million, compared with $685.3 million a year earlier.

•	BGC expects third quarter of 2016 pre-tax distributable earnings before noncontrolling interest in subsidiaries and taxes to increase by between approximately 0 percent and 16 percent and to be in the range of $99 million to $115 million, versus $99 million a year earlier.

•	BGC anticipates its provision for taxes for distributable earnings to be in the range of approximately $15 million to $17.5 million for the third quarter of 2016, versus $14.9 million in the year-earlier period.

The Company’s outlook reflects the sale of Trayport in December of 2015. Trayport generated net revenues of approximately $19 million and pre-tax profits of $8 million in the third quarter of 2015. BGC intends to update its third quarter guidance before the end of September, 2016.

Differences between Consolidated Results for Distributable Earnings and GAAP

The following sections describe the main differences between results as calculated for distributable earnings and GAAP for the periods discussed herein.

[17]	“Securities owned” are primarily U.S. government securities held for liquidity purposes.
[18]	Investors and analysts should note that BGC’s post-tax distributable earnings per share calculations assume either that the fully diluted share count includes the shares related to the dilutive instruments, such as the Convertible Senior Notes, but excludes the associated interest expense when the impact would be dilutive, or that the fully diluted share count excludes the shares related to these instruments, but includes the associated interest expense.

Differences between Other income (losses), net, for Distributable Earnings and GAAP

Under GAAP, losses of $1.3 million and $2.1 million related to the mark-to-market movements and/or hedging on the Nasdaq shares were recognized as part of “Other income (losses), net” in the second quarter of 2016 and 2015, respectively. In the second quarter of 2016 and 2015, BGC recorded other income for distributable earnings related to the Nasdaq earn-out and associated mark-to-market movements and/or hedging of $21.6 million and $13.3 million, respectively. Items related to the Nasdaq earn-out are pro-rated over four quarters as “other income” for distributable earnings, but recognized as incurred under GAAP.

In the second quarter of 2016, a gain of $12.2 million related the net realized and unrealized gain on the ICE shares received as part of the Trayport transaction was included in GAAP “Other income (losses), net”, but was excluded for distributable earnings purposes as part of “(Gains) and charges with respect to acquisitions, dispositions and/or resolutions of litigation, and other non-cash, non-dilutive items, net”. Beginning with the third quarter of 2016, the Company intends to treat gains or losses with respect to mark-to-market movements and/or hedging related to any remaining ICE shares in a consistent manner with that of the treatment of Nasdaq shares when calculating distributable earnings.

In the second quarter of 2016 and 2015, gains of $0.5 million and $0.8 million, respectively, related to BGC’s investments accounted for under the equity method were included as part of “Other income (losses), net” under GAAP but were excluded for distributable earnings.

For the second quarter of 2016 and 2015, an additional loss of $0.8 million and gain of $3.5 million, respectively, were included in GAAP “Other income (losses), net”, but were excluded for distributable earnings purposes as part of “(Gains) and charges with respect to acquisitions, dispositions and/or resolutions of litigation, and other non-cash, non-dilutive items, net”.

Differences between Compensation Expenses for Distributable Earnings and GAAP

In the second quarter of 2016, the difference between compensation expenses as calculated for GAAP and distributable earnings included non-cash, non-dilutive net charges related to the $30.6 million and $10.4 million of grants of exchangeability and allocation of net income to limited partnership units and FPUs, respectively. In the prior year period, the difference between compensation expenses as calculated for GAAP and distributable earnings included non-cash, and/or non-dilutive charges related to the $25.6 million and $0.6 million of grants of exchangeability and allocation of net income to limited partnership units and FPUs, respectively.

In addition, for the second quarter of 2016, $3.4 million in GAAP non-cash charges related to the amortization of GFI employee forgivable loans granted prior to the closing of the January 11, 2016 back-end merger with GFI were also excluded from the calculation of pre-tax distributable earnings as part of “(Gains) and charges with respect to acquisitions, dispositions and/or resolutions of litigation, and other non-cash, non-dilutive items, net”. A year earlier, $6.6 million in GAAP charges related to GFI compensation restructuring and charges of $4.9 million in non-cash GAAP charges related to the amortization of GFI employee forgivable loans granted prior to the closing of the January 11, 2016 back-end merger with GFI were also excluded from the calculation of pre-tax distributable earnings as part of “(Gains) and charges with respect to acquisitions, dispositions and/or resolutions of litigation, and other non-cash, non-dilutive items, net”.

Differences between Certain Non-compensation Expenses for Distributable Earnings and GAAP

The difference between non-compensation expenses in the second quarter of 2016 as calculated for GAAP and distributable earnings included additional charges and gains with respect to acquisitions, dispositions and/or resolutions of litigation, and/or other non-cash, non-dilutive items, net. These included $4.9 million of non-cash GAAP charges related to amortization of intangibles; $1.4 million of non-cash GAAP fixed asset impairment charges; and various other GAAP items that together came to a net charge of $0.9 million.

The difference between non-compensation expenses in the second quarter of 2015 as calculated for GAAP and distributable earnings included additional charges and gains with respect to acquisitions, dispositions and/or resolutions of litigation, and/or other non-cash, non-dilutive items, net. These included $13.2 million of non-cash GAAP fixed asset impairment charges; $8.7 million of non-cash GAAP charges related to amortization of intangibles; and various other GAAP items that together came to a net charge of $0.1 million.

Differences between Taxes for Distributable Earnings and GAAP

BGC’s GAAP provision for income taxes from 2016 forward is calculated based on annualized methodology. The Company’s GAAP provision for income taxes was $10.5 million and $2.3 million for the second quarter of 2016 and 2015, respectively. The Company includes additional tax-deductible items when calculating the provision for taxes with respect to distributable earnings using an annualized methodology. These include tax-deductible equity-based compensation related to limited partnership unit exchange and tax-deductible employee loan amortization. The provision for income taxes with respect to distributable earnings was adjusted by $3.7 million and $10.9 million for the second quarter of 2016 and 2015, respectively, to reflect these items.

As a result, provision for income taxes with respect to distributable earnings was $27.9 million and $25.0 million for the first half of 2016 and 2015, respectively; and was $14.3 million and $13.2 million for the second quarter of 2016 and 2015, respectively.

Differences between Share Count for Distributable Earnings and GAAP

There was no difference between GAAP and distributable earnings in the second quarter of 2016 with respect to fully diluted share count. For the second quarter of 2015, distributable earnings per share calculations included 19.7 million of weighted-average shares related to BGC’s 8.75% Convertible Senior Notes due April 15, 2015 and its 4.5% Convertible Senior Notes due July 15, 2016, but excluded the associated interest expense, net of tax, of $3.0 million. BGC’s GAAP earnings per share calculation for the year ago period exclude certain share equivalents and include the related interest expense, net of tax, in order to avoid anti-dilution.

Conference Call and Investor Presentation

BGC will host a conference call today at 10:30 a.m. ET to discuss these results. A webcast of the call, along with an investor presentation summarizing BGC’s consolidated distributable earnings results, will be accessible via the following:

http://ir.bgcpartners.com (an HTML version with Excel financial tables or PDF)

http://ir.bgcpartners.com/news-releases/news-releases/default.aspx (an HTML version with Excel financial tables or PDF)

http://bgcpartners.com/category/bgc-releases/ (PDF only)

A listing of minimum system requirement can be found here:

http://event.on24.com/view/help/ehelp.html?text_language_id=en&fh=true&flashconsole=true&ngwebcast=true

A webcast replay of the conference call is expected to be accessible at http://ir.bgcpartners.com within 24 hours of the live call and will be available for 365 days following the call. Additionally, call participants may dial in with the following information:

LIVE CALL:
Date - Start Time:	7/28/2016 at 10:30 a.m. ET
U.S. Dial In:	1 (888) 771-4371
International Dial In:	(+1) (847) 585-4405
Passcode:	4281-5975

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Distributable Earnings Defined

BGC Partners uses non-GAAP financial measures including, but not limited to, “pre-tax distributable earnings before noncontrolling interest in subsidiaries and taxes” and “post-tax distributable earnings”, which are supplemental measures of operating performance that are used by management to evaluate the financial performance of the Company and its consolidated subsidiaries. BGC believes that distributable earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers available for, among other things, distribution to BGC Partners, Inc. and its common stockholders, as well as to holders of BGC Holdings partnership units during any period.

As compared with “income (loss) from operations before income taxes and noncontrolling interest in subsidiaries”, and “net income (loss) per fully diluted share”, all prepared in accordance with GAAP, distributable earnings calculations primarily exclude certain non-cash compensation and other expenses that generally do not involve the receipt or outlay of cash by the Company and/or which do not dilute existing stockholders, as described below. In addition, distributable earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary operating results of BGC.

Adjustments Made to Calculate Pre-Tax Distributable Earnings

Pre-tax distributable earnings are defined as GAAP income (loss) from operations before income taxes and noncontrolling interest in subsidiaries excluding items, such as:

•	Non-cash equity-based compensation charges related to limited partnership unit exchange or conversion.

•	Non-cash asset impairment charges, if any.

•	Non-cash compensation charges for items granted or issued pre-merger with respect to certain mergers or acquisitions by BGC Partners, Inc. To date, these mergers have only included those with and into eSpeed, Inc. and the back-end merger with GFI Group Inc.

Distributable earnings calculations also exclude certain unusual, one-time or non-recurring items, if any.

These charges are excluded from distributable earnings because the Company views excluding such charges as a better reflection of the ongoing, ordinary operations of BGC.

In addition to the above items, allocations of net income to founding/working partner and other limited partnership units are excluded from calculations of pre-tax distributable earnings. Such allocations represent the pro-rata portion of pre-tax earnings available to such unit holders. These units are in the fully diluted share count, and are exchangeable on a one-to-one basis into common stock. As these units are exchanged to common shares, unit holders become entitled to cash dividends rather than cash distributions. The Company views such allocations as intellectually similar to dividends on common shares. Because dividends paid to common shares are not an expense under GAAP, management believes similar allocations of income to unit holders should also not be included when calculating distributable earnings performance measures.

BGC’s definition of distributable earnings also excludes certain gains and charges with respect to acquisitions, dispositions, or resolutions of litigation. This exclusion includes the one-time gains related to the Nasdaq and Trayport transactions. Management believes that excluding such gains and charges also best reflects the ongoing operating performance of BGC.

However, the payments associated with BGC’s expected annual receipt of Nasdaq stock and related mark-to-market gains or losses are anticipated to be included in the Company’s calculation of distributable earnings for the following reasons:

•	Nasdaq is expected to pay BGC in an equal amount of stock on a regular basis for a 15 year period beginning in 2013 as part of that transaction;

•	The Nasdaq earn-out largely replaced the largely recurring quarterly earnings BGC generated from eSpeed; and

•	The Company intends to pay dividends and distributions to common stockholders and/or unit holders based on all other income related to the receipt of the earn-out.

To make period-to-period comparisons more meaningful, one-quarter of each annual Nasdaq contingent earn-out amount, as well as gains or losses with respect to associated mark-to-market movements and/or hedging, will be included in the Company’s calculation of distributable earnings each quarter as “other income.”

The calculation of distributable earnings from the fourth quarter of 2015 through the second quarter of 2016 has also excluded the realized and unrealized mark-to-market gains or losses related to the shares of Intercontinental Exchange, Inc. received in connection with the Trayport sale. Beginning with the third quarter of 2016, the Company intends to treat gains or losses related to mark-to-market movements and/or hedging with respect to any remaining ICE shares in a consistent manner with that of the treatment of Nasdaq shares when calculating distributable earnings.

Investors and analysts should note that, due to the large gain recorded with respect to the Trayport sale in December, 2015, and the closing of the back-end merger with GFI in January, 2016, non-cash charges related to the amortization of intangibles with respect to acquisitions will be excluded from the calculation of pre-tax distributable earnings.

Adjustments Made to Calculate Post-Tax Distributable Earnings

Since distributable earnings are calculated on a pre-tax basis, management intends to also report post-tax distributable earnings to fully diluted shareholders. Post-tax distributable earnings to fully diluted shareholders are defined as pre-tax distributable earnings, less noncontrolling interest in subsidiaries, and reduced by the provision for taxes as described below.

The Company’s calculation of the provision for taxes on an annualized basis starts with GAAP income tax provision, adjusted to reflect tax-deductible items. Management uses this non-GAAP provision for taxes in part to help it to evaluate, among other things, the overall performance of the business, make decisions with respect to the Company’s operations, and to determine the amount of dividends paid to common shareholders.

The provision for taxes with respect to distributable earnings adjusts the GAAP equivalent figure to reflect tax-deductible items including limited partnership unit exchange or conversion, employee loan amortization, and certain other tax deductions taken or expected to be taken.

BGC incurs income tax expenses based on the location, legal structure and jurisdictional taxing authorities of each of its subsidiaries. Certain of the Company’s entities are taxed as U.S. partnerships and are subject to the Unincorporated Business Tax (“UBT”) in New York City. Any U.S. federal and state income tax liability or benefit related to the partnership income or loss, with the exception of UBT, rests with the unit holders rather than with the partnership entity. The Company’s consolidated financial statements include U.S. federal, state and local income taxes on the Company’s allocable share of the U.S. results of operations. Outside of the U.S., BGC operates principally through subsidiary corporations subject to local income taxes. For these reasons, taxes for distributable earnings are presented to show the tax provision the consolidated Company would expect to pay if 100 percent of earnings were taxed at global corporate rates.

Calculations of Pre-tax and Post-Tax Distributable Earnings per Share

BGC’s distributable earnings per share calculations assume either that:

•	The fully diluted share count includes the shares related to any dilutive instruments, such as the Convertible Senior Notes, but excludes the associated interest expense, net of tax, when the impact would be dilutive; or

•	The fully diluted share count excludes the shares related to these instruments, but includes the associated interest expense, net of tax.

The share count for distributable earnings excludes shares expected to be issued in future periods but not yet eligible to receive dividends and/or distributions.

Each quarter, the dividend to BGC’s common stockholders is expected to be determined by the Company’s Board of Directors with reference a number of factors, including post-tax distributable earnings per fully diluted share. In addition to the Company’s quarterly dividend to common stockholders, BGC Partners expects to pay a pro-rata distribution of net income to BGC Holdings founding/working partner and other limited partnership units, as well as to Cantor for its non-controlling interest. The amount of this net income, and therefore of these payments, is expected to be determined using the above definition of pre-tax distributable earnings per share.

Other Matters with Respect to Distributable Earnings

The term “distributable earnings” should not be considered in isolation or as an alternative to GAAP net income (loss). The Company views distributable earnings as a metric that is not indicative of liquidity or the cash available to fund its operations, but rather as a performance measure.

Pre- and post-tax distributable earnings are not intended to replace the Company’s presentation of GAAP financial results. However, management believes that they help provide investors with a clearer understanding of BGC Partners’ financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that distributable earnings and the GAAP measures of financial performance should be considered together.

BGC anticipates providing forward-looking quarterly guidance for GAAP revenues and for certain distributable earnings measures from time to time. However, the Company does not anticipate providing a quarterly outlook for other GAAP results. This is because certain GAAP items, which are excluded from distributable earnings, are difficult to forecast with precision before the end of each quarter. The Company therefore believes that it is not possible to forecast quarterly GAAP results or to quantitatively reconcile GAAP results to non-GAAP results with sufficient precision unless BGC makes unreasonable efforts.

The items that are difficult to predict on a quarterly basis with precision and which can have a material impact on the Company’s GAAP results include, but are not limited, to the following:

•	Allocations of net income and grants of exchangeability to limited partnership units and FPUs, which are determined at the discretion of management throughout and up to the period-end.

•	The impact of certain marketable securities, as well as any gains or losses related to associated non-cash mark-to-market movements and/or hedging. These items are calculated using period-end closing prices.

•	Non-cash asset impairment charges, which are calculated and analyzed based on the period-end values of the underlying assets. These amounts may not be known until after period-end.

•	Acquisitions, dispositions and/or resolutions of litigation which are fluid and unpredictable in nature.

For more information on this topic, please see certain tables in the most recent BGC financial results press release including “Reconciliation of GAAP Income (Loss) to Distributable Earnings”. These tables provide summary reconciliations between pre- and post-tax distributable earnings and the corresponding GAAP measures for the Company.

Adjusted EBITDA Defined

BGC also provides an additional non-GAAP financial performance measure, “adjusted EBITDA”, which it defines as GAAP “Net income (loss) available to common stockholders”, adjusted to add back the following items:

•	Interest expense;

•	Net income (loss) attributable to noncontrolling interest in subsidiaries;

•	Allocations of net income to limited partnership units and FPUs;

•	Provision (benefit) for income taxes;

•	Non-cash employee loan amortization;

•	Non-cash fixed asset depreciation and intangible asset amortization;

•	Non-cash impairment charges;

•	Non-cash charges relating to grants of exchangeability to limited partnership interests;

•	Non-cash charges related to issuance of restricted shares; and

•	Non-cash earnings or losses related to BGC’s equity investments.

In addition to the above items, allocations of net income to founding/working partner and other limited partnership units are excluded from calculations of adjusted EBITDA. Such allocations represent the pro-rata portion of pre-tax earnings available to unit holders. These units are in the fully diluted share count and are convertible on a one-to-one basis into common shares. As units are converted to common shares, unit holders become entitled to cash dividends rather than cash distributions. The Company views such distributions as intellectually similar to dividends to common shares. Because dividends paid on common shares are not an expense under GAAP, management believes similar allocations of income to unit holders should also not be included when calculating non-GAAP performance measures.

The Company’s management believes that this measure is useful in evaluating BGC’s operating performance compared to that of its peers, because the calculation of adjusted EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses these measures to evaluate operating performance and for other discretionary purposes. BGC believes that adjusted EBITDA is useful to investors to assist them in getting a more complete picture of the Company’s financial results and operations.

Since adjusted EBITDA is not a recognized measurement under GAAP, investors should use adjusted EBITDA in addition to GAAP measures of net income when analyzing BGC’s operating performance. Because not all companies use identical EBITDA calculations, the Company’s presentation of adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, adjusted EBITDA is not intended to be a measure of free cash flow or GAAP cash flow from operations, because adjusted EBITDA does not consider certain cash requirements, such as tax and debt service payments.

For a reconciliation of adjusted EBITDA to GAAP income (loss) from operations before income taxes, the most comparable financial measure calculated and presented in accordance with GAAP, see the section of this document titled “Reconciliation of GAAP Income (loss) to Adjusted EBITDA.”

Liquidity Defined

BGC also uses a non-GAAP measure called “liquidity.” The Company considers liquidity to be comprised of the sum of cash and cash equivalents plus marketable securities that have not been financed, and Securities owned. BGC considers this an important metric for determining the amount of cash that is available or that could be readily available to the Company on short notice.

About BGC Partners, Inc.

BGC Partners is a leading global brokerage company servicing the financial and real estate markets. BGC owns GFI Group Inc., a leading intermediary and provider of trading technologies and support services to the global OTC and listed markets. The Company’s Financial Services offerings include fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commodities, futures, and structured products. BGC provides a wide range of services, including trade execution, broker-dealer services, clearing, trade compression, post trade, information, and other services to a broad range of financial and non-financial institutions. Through brands including FENICS, BGC Trader, Capitalab, and BGC Market Data, BGC offers financial technology solutions, market data, and analytics related to numerous financial instruments and markets.

Real Estate Services are offered through brands including Newmark Grubb Knight Frank, Newmark Cornish & Carey, ARA, Computerized Facility Integration, Landauer Valuation & Advisory, and Excess Space. Under these names, the Company provides a wide range of commercial real estate services, including leasing and corporate advisory, investment sales and financial services, consulting, project and development management, and property and facilities management.

BGC’s customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, property owners, real estate developers, and investment firms. BGC’s common stock trades on the NASDAQ Global Select Market under the ticker symbol (NASDAQ: BGCP). BGC also has an outstanding bond issuance of Senior Notes due June 15, 2042, which trade on the New York Stock Exchange under the symbol (NYSE: BGCA). BGC Partners is led by Chairman and Chief Executive Officer Howard W. Lutnick. For more information, please visit http://www.bgcpartners.com.

BGC, BGC Trader, GFI, FENICS, FENICS.COM, Capitalab, Swaptioniser, Newmark, Grubb & Ellis, ARA, Computerized Facility Integration, Landauer, Landauer Valuation & Advisory, and Excess Space, Excess Space Retail Services, Inc., and Grubb are trademarks/service marks, and/or registered trademarks/service marks and/or service marks of BGC Partners, Inc. and/or its affiliates. Knight Frank is a service mark of Knight Frank (Nominees) Limited.

Discussion of Forward-Looking Statements about BGC Partners

Statements in this document regarding BGC’s businesses that are not historical facts are “forward-looking statements” that involve risks and uncertainties. Except as required by law, BGC undertakes no obligation to release any revisions to any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s Securities and Exchange Commission filings, including, but not limited to, the risk factors set forth in its public filings, including the most recent Form 10-K and any updates to such risk factors contained in subsequent Forms 10-Q or Forms 8-K.

Financial Tables and Presentation Available Online

Investors should note that an investor presentation regarding the results discussed in this document as well as Excel versions of the following tables - including data from 2014 through the second quarter of 2016 - are available for download if one views the HTML version of the release at ir.bgcpartners.com. Those viewing the release at this site should see the link to the tables and presentation near the top of that page.

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except per share data)

(unaudited)

	June 30, 2016	December 31, 2015
Assets
Cash and cash equivalents	$427,558	$461,207
Cash segregated under regulatory requirements	16,495	3,199
Securities owned	318,580	32,361
Marketable securities	152,995	650,400
Receivables from broker-dealers, clearing organizations, customers and related broker-dealers	2,022,920	812,240
Accrued commissions receivable, net	368,214	342,299
Loans, forgivable loans and other receivables from employees and partners, net	247,922	158,176
Fixed assets, net	148,018	145,873
Investments	42,117	33,813
Goodwill	816,156	811,766
Other intangible assets, net	223,758	233,967
Receivables from related parties	8,231	15,466
Other assets	319,420	290,687

Total assets	$5,112,384	$3,991,454

Liabilities, Redeemable Partnership Interest, and Equity
Securities loaned	$—	$117,890
Accrued compensation	322,196	303,959
Payables to broker-dealers, clearing organizations, customers and related broker-dealers	1,857,733	714,823
Payables to related parties	23,650	21,551
Accounts payable, accrued and other liabilities	568,623	692,639
Notes payable and collateralized borrowings	1,132,226	840,877

Total liabilities	3,904,428	2,691,739
Redeemable partnership interest	55,462	57,145
Equity
Stockholders’ equity:
Class A common stock, par value $0.01 per share; 750,000 and 500,000 shares authorized at June 30, 2016 and December 31, 2015, respectively; 286,088 and 255,859 shares issued at June 30, 2016 and December 31, 2015, respectively; and 241,292 and 219,063 shares outstanding at June 30, 2016 and December 31, 2015, respectively	2,861	2,559
Class B common stock, par value $0.01 per share; 150,000 and 100,000 shares authorized at June 30, 2016 and December 31, 2015, respectively; 34,848 shares issued and outstanding at June 30, 2016 and December 31, 2015, convertible into Class A common stock	348	348
Additional paid-in capital	1,413,245	1,109,000
Contingent Class A common stock	44,415	50,095
Treasury stock, at cost: 44,796 and 36,796 shares of Class A common stock at June 30, 2016 and December 31, 2015, respectively	(267,703)	(212,331)
Retained deficit	(326,018)	(273,492)
Accumulated other comprehensive (loss) income	(20,743)	(25,056)

Total stockholders’ equity	846,405	651,123
Noncontrolling interest in subsidiaries	306,089	591,447

Total equity	1,152,494	1,242,570

Total liabilities, redeemable partnership interest and equity	$5,112,384	$3,991,454

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues:
Commissions	$498,588	$487,810	$973,675	$903,093
Principal transactions	86,448	95,349	178,887	165,117

Total brokerage revenues	585,036	583,159	1,152,562	1,068,210

Real estate management services	45,529	46,528	91,587	87,130
Fees from related parties	4,865	6,095	11,935	12,701
Data, software and post-trade	12,448	27,693	24,765	39,220
Interest income	3,777	3,161	6,160	4,866
Other revenues	305	2,495	3,987	4,571

Total revenues	651,960	669,131	1,290,996	1,216,698

Expenses:
Compensation and employee benefits	418,621	431,287	827,804	777,871
Allocations of net income and grant of exchangeability to limited partnership units and FPUs	40,975	26,200	73,899	63,254

Total compensation and employee benefits	459,596	457,487	901,703	841,125
Occupancy and equipment	49,511	63,108	99,513	106,073
Fees to related parties	3,534	4,121	9,743	8,688
Professional and consulting fees	14,201	15,220	29,611	38,501
Communications	30,600	32,110	61,508	57,047
Selling and promotion	25,514	26,763	51,112	47,239
Commissions and floor brokerage	10,097	10,473	19,140	16,751
Interest expense	14,624	18,439	28,082	34,341
Other expenses	23,684	27,179	46,495	48,220

Total non-compensation expenses	171,765	197,413	345,204	356,860

Total expenses	631,361	654,900	1,246,907	1,197,985

Other income (losses), net:
Gain (loss) on divestiture and sale of investments	—	894	—	679
Gains (losses) on equity method investments	500	833	1,058	1,636
Other income (loss)	10,012	1,331	7,095	32,531

Total other income (losses), net	10,512	3,058	8,153	34,846

Income (loss) from operations before income taxes	31,111	17,289	52,242	53,559
Provision (benefit) for income taxes	10,548	2,272	15,388	12,318

Consolidated net income (loss)	$20,563	$15,017	$36,854	$41,241

Less: Net income (loss) attributable to noncontrolling interest in subsidiaries	4,838	5,670	7,470	17,839

Net income (loss) available to common stockholders	$15,725	$9,347	$29,384	$23,402

Per share data:
Basic earnings per share
Net income available to common stockholders	$15,725	$9,347	$29,384	$23,402

Basic earnings per share	$0.06	$0.04	$0.11	$0.10

Basic weighted-average shares of common stock outstanding	275,997	244,862	274,895	233,504

Fully diluted earnings per share
Net income for fully diluted shares	$25,359	$13,256	$47,562	$33,997

Fully diluted earnings per share	$0.06	$0.04	$0.11	$0.10

Fully diluted weighted-average shares of common stock outstanding	437,257	366,774	435,963	352,707

Dividends declared per share of common stock	$0.16	$0.14	$0.30	$0.26

Dividends declared and paid per share of common stock	$0.16	$0.14	$0.30	$0.26

BGC PARTNERS, INC.

RECONCILIATION OF GAAP INCOME (LOSS) TO DISTRIBUTABLE EARNINGS

(in thousands, except per share data)

(unaudited)

	Q2 2016	Q2 2015
GAAP income (loss) before income taxes	$31,111	$17,289
Pre-tax adjustments:
Non-cash (gains) losses related to equity investments, net	(500)	(833)
Allocations of net income and grant of exchangeability to limited partnership units and FPUs	40,975	26,200
Nasdaq earn-out revenue (a)	22,882	15,418
(Gains) and charges with respect to acquisitions, dispositions and / or resolutions of litigation, and other non-cash, non-dilutive items, net	(575)	29,945

Total pre-tax adjustments	62,782	70,730
Pre-tax distributable earnings	$93,893	$88,019

GAAP net income (loss) available to common stockholders	$15,725	$9,347
Allocation of net income (loss) to noncontrolling interest in subsidiaries	5,279	1,575
Total pre-tax adjustments (from above)	62,782	70,730
Income tax adjustment to reflect distributable earnings taxes	(3,724)	(10,931)

Post-tax distributable earnings	$80,062	$70,721

Pre-tax distributable earnings per share (b)	$0.22	$0.24

Post-tax distributable earnings per share (b)	$0.19	$0.19

Fully diluted weighted-average shares of common stock outstanding	437,257	386,469

Notes and Assumptions

(a)	Distributable earnings for Q2 2016 and Q2 2015 includes $22.9 million and $15.4 million, respectively, of adjustments associated with the Nasdaq transaction. For Q2 2016 and Q2 2015 income (loss) related to the Nasdaq earn-out shares were $(1.3) million and $(2.1) million for GAAP and $21.6 million and $13.3 million for distributable earnings, respectively.
(b)	On April 1, 2010, BGC Partners issued $150 million in 8.75 percent Convertible Senior Notes due 2015, which matured and were converted into 24.0 million Class A common shares in Q2 2015, and on July 29, 2011, BGC Partners issued $160 million in 4.50 percent Convertible Senior Notes due 2016. The distributable earnings per share calculations for Q2 2016 and Q2 2015 include 16.3 million and 19.7 million shares, respectively, underlying these Notes. The distributable earnings per share calculations exclude the interest expense, net of tax, associated with these Notes.

Note: Certain numbers may not add due to rounding.

BGC PARTNERS, INC.

RECONCILIATION OF FULLY DILUTED WEIGHTED-AVERAGE SHARE COUNT

FOR GAAP AND DISTRIBUTABLE EARNINGS

(in thousands)

(unaudited)

	Q2 2016	Q2 2015
Common stock outstanding	275,997	244,862
Limited partnership units	77,885	54,503
Cantor units	50,558	48,783
Founding partner units	14,785	16,836
4.50% Convertible Debt Shares	16,260	—
RSUs	376	944
Other	1,396	846

Fully diluted weighted-average share count GAAP	437,257	366,774

Distributable Earnings Adjustments:
8.75% Convertible Debt Shares	—	3,435
4.50% Convertible Debt Shares	—	16,260

Fully diluted weighted-average share count DE	437,257	386,469

BGC PARTNERS, INC.

LIQUIDITY ANALYSIS

(in thousands)

(unaudited)

	June 30, 2016	December 31, 2015
Cash and cash equivalents	$427,558	$461,207
Securities owned (1)	318,580	32,361
Marketable securities (2) (3)	152,995	532,510

Total	$899,133	$1,026,078

(1)	As of June 30, 2016, Securities owned primarily consists of U.S. Treasury bills.
(2)	As of December 31, 2015, $117.9 million of Marketable securities on our balance sheet had been lent out in a Securities Loaned transaction and therefore are not included in this Liquidity Analysis.
(3)	The significant decrease in Marketable securities during the six months ended June 30, 2016 was primarily due to selling a portion of our positions in both ICE and Nasdaq.

BGC Partners, Inc.

Segment Disclosure - Q2 2016 vs Q2 2015

($ in thousands)

(unaudited)

	Q2 2016				Q2 2015
	Financial Services	Real Estate Services	Corporate Items	GAAP Pre-tax Earnings	Financial Services	Real Estate Services	Corporate Items	GAAP Pre-tax Earnings
Total revenues	$390,930	$253,762	$7,268	$651,960	$421,721	$238,697	$8,713	$669,131
Total expenses	336,678	229,032	65,651	631,361	366,636	211,662	76,602	654,900
Total other income (losses), net	(1,326)	—	11,838	10,512	(2,097)	—	5,155	3,058

Income (loss) from operations before income taxes	$52,926	$24,730	$(46,545)	$31,111	$52,988	$27,035	$(62,734)	$17,289

Pre-tax adjustments:
Non-cash (gains) losses related to equity investments, net	—	—	(500)	(500)	—	—	(833)	(833)
Allocations of net income and grant of exchangeability to limited partnership units and FPUs	—	—	40,975	40,975	—	—	26,200	26,200
Nasdaq earn-out income	22,882	—	—	22,882	15,418	—	—	15,418

(Gains) and charges with respect to acquisitions, dispositions and / or resolutions of litigation, and other non-cash, non-dilutive items, net	7,145	754	(8,474)	(575)	10,167	2,791	16,987	29,945

Total pre-tax adjustments	30,027	754	32,001	62,782	25,585	2,791	42,354	70,730

Pre-tax distributable earnings	$82,953	$25,484	$(14,544)	$93,893	$78,573	$29,826	$(20,380)	$88,019

BGC PARTNERS, INC.

Reconciliation of GAAP Income (Loss) to Adjusted EBITDA

(in thousands) (unaudited)

	Q2 2016	Q2 2015
GAAP Net income (loss) available to common stockholders	$15,725	$9,347

Add back:

Provision (benefit) for income taxes	10,548	2,272

Net income (loss) attributable to noncontrolling interest in subsidiaries	4,838	5,670

Employee loan amortization	10,538	11,695

Interest expense	14,624	18,439

Fixed asset depreciation and intangible asset amortization	18,984	23,684

Impairment of fixed assets	1,377	13,195

Exchangeability charges (1)	30,592	25,581

(Gains) losses on equity investments	(500)	(833)

Adjusted EBITDA	$106,726	$109,050

(1)	Represents non-cash and non-dilutive charges relating to grants of exchangeability to limited partnership units.

BGC PARTNERS, INC.

RECONCILIATION OF FENICS GAAP INCOME BEFORE TAXES TO

PRE-TAX DISTRIBUTABLE EARNINGS

(in thousands)

(unaudited)

	Q2 2016	Q2 2015
FENICS GAAP income before income taxes	$30,515	$25,736

Pre-tax adjustments:
Grant of exchangeability to limited partnership units	921	531
Amortization of intangible assets	940	940

Total pre-tax adjustments	1,861	1,471

FENICS Pre-tax distributable earnings	$32,376	$27,207

BGC Partners, Inc. Quarterly Market Activity Report (Includes GFI Data from 2Q2015 Onward)

The following table provides certain volume and transaction count information on BGC Partners’ fully electronic system for the periods indicated.

				% Change	% Change
	2Q15	1Q16	2Q16	Q2’16 vs. Q2’15	Q2’16 vs. Q1’16
Notional Volume (in $US billions)
Fully Electronic Rates	1,290	1,203	1,424	10.4%	18.3%
Fully Electronic FX	3,801	2,897	2,698	(29.0%)	(6.9%)
Fully Electronic Credit	795	841	656	(17.6%)	(22.0%)
Fully Electronic Equities & Other	0	4	3	NMF	(13.5%)

Total Fully Electronic Volume	5,886	4,945	4,780	(18.8%)	(3.3%)

HYBRID
Total Hybrid Volume	39,914	48,700	52,869	32.5%	8.6%

Total Hybrid & Fully Electronic Volume	45,800	53,644	57,650	25.9%	7.5%

Transaction Count
Fully Electronic Rates	87,574	69,153	74,677	(14.7%)	8.0%
Fully Electronic FX	3,445,544	2,750,511	2,484,690	(27.9%)	(9.7%)
Fully Electronic Credit	56,807	85,441	69,224	21.9%	(19.0%)
Fully Electronic Equities & Other	43	161	164	281.4%	1.9%

Total Fully Electronic Transactions	3,589,968	2,905,266	2,628,755	(26.8%)	(9.5%)

HYBRID
Total Hybrid Transactions	901,021	1,012,034	1,074,710	19.3%	6.2%

Total Hybrid and Fully Electronic Transactions	4,490,989	3,917,300	3,703,465	(17.5%)	(5.5%)

Trading Days	63	61	64

Note: “Hybrid” is defined as transactions involving some element of electronic trading but executed by BGC’s brokers, exclusive of             voice-only transactions.

          “Fully Electronic” involves customer-to-customer trades, free from broker execution.

Media Contact:

Karen Laureano-Rikardsen +1 212-829-4975

Investor Contacts:
Jason McGruder +1 212-829-4988	Jason Chryssicas +1 212-915-1987